WONG & FOK                         Central Office: Room 2014-15 Hutchison House,
SOLICITORS                                         10 Harcourt Road, Central,
                                                   Hong Kong
                                                   Telephone: (852) 2868 9777
                                                   Fascimile:  (852) 2868 2369

Partners:
SAMUEL K. WONG   FOK WOO PING   YVONNE Y.F. LAU LLB        In reply please quote
                                                           for the attention of:
Associates:                                                              W.P.FOK
Mickey K.M. Cheung BBA   Maggie S.N. Ho LLB   Irene K.Y. Au LLB

Consultant:
Almon C.H. Poon LLB

Our Ref: WPF/800366/99   Your Ref:                            Date: Oct 26, 1999



Bonso Electronics International Inc.
Flat A-D, 8th Floor
Universal Industrial Centre
23-25 Shan Mei Street
Fo Tan, Sha Tin Town, N.T.
Hong Kong

and

Heny F. Schlueter, Esq.
Schlueter & Associates, P.C.
1050 Seventeenth Street, Suite 1700
Denver, Colorado 80265 U.S.A.

Dear Sirs:

Re:   Bonso Electronics International Inc.
      Letter of Opinion


We are the Hong Kong Special Administrative Region solicitors for Bonso Advance Technology Limited (formerly known as Bonso Optical Instruments Limited) ("Bonso Technology"), Bonso Electronics Limited ("Bonso Electronics"), and its Hong Kong subsidiary Bonso Investment Limited ("Bonso Investment"), (collectively "the Companies") in connection with the proposed offering of 2,504,403 shares of Common Stocks to the holders of Warrants and prospectus included in the Registration Statement (collectively the "Registration Statement") filed with the United States Securities and Exchange Commission in October, 1999.

Terms defined in the Registration Statement shall have the same meaning when used in this opinion, unless the context otherwise requires.

We are practitioners of Hong Kong Special Administrative Region Law only and our opinion is confined to and given on the basis of Hong Kong Special
Administrative Region Law as currently applied by the Hong Kong Special Administrative Region Courts and we have made no investigation of the laws of any country or jurisdiction other than Hong Kong Special Administrative Region and we do not express or imply any opinion thereon. Our opinion is to be construed in accordance with and is governed by Hong Kong Special Administrative Region law.

To the extent that this opinion refers to any corporations not incorporated or entities not constituted under the laws of Hong Kong Special Administrative Region, we have assumed that such corporations or entities are duly organized or constituted as the case may be and legally existing under the laws of the jurisdictions in which they were incorporated or constituted.

1.   DOCUMENTS

In giving this opinion we confirm examination of the following document:

     Final draft of Post-Effective Amendment No. 1 to Form F-3 and Post-Effective Amendment No. 3 to Registration Statement on Form F-2 on Form F-3 of Bonso Electronics International Inc. (BEII) to be filed with the U.S. Securities and Exchange Commission in October, 1999

and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents and records as we have deemed necessary for the purposes of this opinion and have made such investigations as we consider to be proper.

2.   ASSUMPTIONS

In giving this opinion, we have assumed:

     (a) The genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

     (b) The conformity to originals and authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents;

     (c) The proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof;

     (d) That the performance of any obligation under any documents in any jurisdiction outside Hong Kong Special Administrative Region will not be illegal or ineffective under the laws of that jurisdiction;

     (e) That the representations and warranties as to matters of fact made in the Registration Statement are true and accurate;

     (f) That all facts stated in all documents are correct, that all actions stated to have been so taken, that all assets and rights stated to be vested in any party have been so vested and that certificates and other documents dated earlier than the date of this opinion and on which we have expressed reliance are accurate as regards material matters stated therein which have not been independently established, remain valid and in full force and effect, that no power or authority has been revoked, modified and superseded prior to execution of any relevant document by any appointee appointed in that power or authority, and that none of the corporate resolutions have been amended or rescinded;

     (g) That any person described in any document as holding any office in a company has been validly appointed to and holds the office described;

     (h) That the files at the Hong Kong Special Administrative Region Companies Registry relating to the corporations mentioned herein which have been incorporated under the Laws of Hong Kong Special Administrative Region contained all matters which ought to have been recorded therein and certificates and searches were and will continue to remain accurate;

     (i) That there are no provisions of the laws in the United States of America, the People's Republic of China and the British Virgin Islands which would have any effect on the opinion we express;

     (j) That the Registration Statement filed with the United States Securities and Exchange Commission have been duly autthorised, executed and delivered by the parties; and

     (k) That no pre-restructuring commitment has been entered into by any one or more of the Companies in Hong Kong Special Administrative Region with any person firm or corporation in relation to BEII and which would be influenced affected or revoked by the restructuring unless consented to by such company or companies.

3    QUALIFICATIONS

This opinion is subject to the following qualifications:

     (a) In giving our opinion as to the enforceability of any particular documents, we have used the word "enforceable" as referring to the legal character of the obligations assumed by the respective parties to such documents, in that they are of a character which the law enforces or recognises. It does not mean or imply that any such documents will be enforced in all circumstances by or against a particular party or that any particular remedy will be available;

     (b) Our opinion does not apply to any amendment or variation of any documents which we have not seen;

     (c) We neither express nor imply an opinion as to any law other than the laws of Hong Kong Special Administrative Region in force as at the date of this opinion;

     (d) Enforcement may be limited by the general principles of equity. In particular, equitable remedies are discretionary, subject to equitable defenses and are not available where damages are considered to be an adequate remedy, nor will specific performance normally be ordered in respect of a monetary obligation;

     (e) Our opinion is subject to any laws from time to time in effect relating to money lending, bankruptcy, liquidation, receivership, re-organisation, moratoria, court schemes or other similar laws which may be applicable and affecting generally enforcement of creditors' rights;

     (f) Claims may become barred under statutes imposing limited periods within which suits, actions or proceedings can be brought or may be or become subject to defenses of set-off, abatement or counterclaim;

     (g) Enforcement proceedings are subject to the general jurisdiction of the Court in regard to award of costs, even as against a successful party;

     (h) Enforcement is subject to the general common law doctrine of estoppel in relation to representations, acts or omissions of any relevant party which may preclude, limit or affect the ability of that party to enforce against any other party the obligations of that other party;

     (i) We express no opinion as to the validity or binding effect of any obligations of any party which may be construed as penalty. A Court would not give effect to a provision if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty, being a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. Should a Court decide that any provision of any relevant obligation to pay damages or interest were in the nature of a penalty, it would only award to the plaintiff damages, or interest on the whole or any part of the sums not paid under any such obligation when due (or, as the case may be, when duly demanded) at whatever rate that the Court thinks fit in the particular circumstances for the whole or any part of the period of the default until judgement or until the date of payment if later;

     (j) Any provision in any document relating to the severability of any invalid provision may not be enforceable in accordance with its items, as a Court may reserve to itself a decision as to whether any such provision is severable;

     (k) Any provision in any document which purports to give conclusive effect to any calculation, determination or certification may not be enforced as a Court may review the grounds on which such calculation, documentation or certification is made or given;

     (l) Where any party to a document is vested with a discretion or may determine a matter in its opinion, Hong Kong Special Administrative Region law may require that such discretion be exercised reasonably and that such opinion be based on reasonable grounds;

     (m) The enforceability of any obligations under the Registration Statement is subject to the requirement that the resolutions by the directors of those companies authorising the entry into the Registration Statement were passed by those directors bona fide and in the interests and for the respective benefits of each such company;

     (n) We express no opinion on any provisions of any document imposing currency indemnity obligations;

     (o) Hong Kong Special Administrative Region Courts may stay any proceedings commenced therein against a party under any obligation if there are other proceedings in respect of the relevant obligation in other jurisdictions simultaneously on foot against that party;

     (p) Any claims in a foreign currency against a Hong Kong Special Administrative Region corporate defendant in liquidation will, as a matter of practice, be converted by the Official Receiver and Liquidator into Hong Kong dollars at the rate of exchange prevailing at the date of the commencement of the winding up;

     (q) We express no opinion on the enforceability of any obligations to negotiate in good faith;

     (r) It is possible that a winding-up order may have been made, a resolution passed, a winding-up petition presented, or a receiver appointed in respect of the Companies and for such facts not to be revealed by search due to the fact that details thereof do not yet appear on the face of the records maintained in respect of the Companies at the Companies Registry either on account of delay in presentation for filing or on account of delay in the administration of the Companies Registry;

     (s) Where any obligations are to be performed in jurisdictions outside Hong Kong Special Administrative Region, such obligations may not be enforceable under the laws of Hong Kong Special Administrative Region to the extent that such performance would be illegal under the laws of any such jurisdiction;

     (t) We have made no inquiry whatsoever into the financial status or standing of the Companies and nothing in this opinion shall be taken to constitute any representation in relation to the solvency or otherwise of the Companies or in relation to their financial status and standing;

     (u) The choice of a particular law to govern documents is a valid choice of law but such chosen law may, by virtue of repugnance, illegality or other principles in conflict with the laws of Hong Kong Special Administrative Region, not necessarily be applied by the Courts of Hong Kong Special Administrative Region in the enforcement of the documents;

     (v) It is doubtful as to whether an action could be brought in Hong Kong Special Administrative Region against the Company's officers and directors on the first instance on the basis of liability predicated solely upon the civil liability provisions of the United States securities laws;

     *(w) Although we are of the opinion that no stamp duty in respect of any document other than transfers of shares will be charged in Hong Kong Special Administrative Region, the Collector of Stamp Revenue has wide discretionary powers of assessment under the Stamp Ordinance, Chapter 117 of the laws of Hong Kong Special Administrative Region and, therefore, our above opinion is in all respects given subject to such discretionary powers. No instrument chargeable with stamp duty under the Stamp Ordinance shall be received in evidence in any proceedings whatsoever (except criminal proceedings and civil proceedings to recover stamp duty) nor shall the same be acted upon, filed or registered by any Public Office or by any company unless such instrument is duly stamped. Offenses under the Stamp Ordinance are punishable by criminal proceedings;

     (x) The rate of Hong Kong Special Administrative Region for Profits Tax chargeable on taxable profits of Corporations is 16%.

4.   OPINlON

Based upon and subject to the assumptions and qualifications set out above and the reservations set out below and based on the documents we have examined, we are of the opinion that:

     (1) Each of Bonso Electronics, Bonso Technology, and Bonso Investment has been duly organised and is legally existing under the laws of Hong Kong Special Administrative Region. Each such corporation has full corporate power and authority to conduct its business as described in the Registration Statement.

     (2) Bonso Electronics' authorised share capital consists of One Million (1,000,000) ordinary share, par value HK$10.00 per share. Bonso Electronics' issued share capital consists of Five Hundred Thousand (500,000) ordinary shares, Four Hundred Ninety Nine Thousand and Nine Hundred and Ninety Nine (499,999) of which are held by BEII and one (1) of which is held by Anthony SO Hung Gun in trust for BEII. All of such issued shares have been duly authorised and legally issued and are fully paid.

     (3) Bonso Technology's authorised share capital consists of One Hundred Thousand (100,000) ordinary shares, par value HK$10.00 per share. Bonso Technology's issued share capital consists of One Hundred Thousand (100,000) ordinary shares, Ninety Nine Thousand and Nine Hundred Ninety Nine (99,999) of which are held by BEII and one of which is held by Anthony SO Hung Gun in trust for BEII. All of such issued shares have been duly authorised and legally issued and are fully paid.

     (4) Bonso Investment's authorised share capital consists; of Three Hundred Thousand (300,000) ordinary shares, par value HK$10.00 per share. Bonso Investment's issued share capital consists of Three Hundred Thousand (300,000) ordinary shares, Two Hundred Ninety Nine Thousand and Nine Hundred Ninety Nine (299,999) of which are held by Bonso Electronics and one of which is held by Anthony SO Hung Gun in trust for Bonso Electronics. All of such issued shares have been duly authorised and legally issued and fully paid.

     (5) To the best of our knowledge and after reasonable inquiry with the respective directors and shareholders of the companies, there are no outstanding options, warrants, calls, rights or other commitments relating to the capital stock of Bonso Electronics, Bonso Technology and Bonso Investment.

     (6) To the best of our knowledge and after reasonable inquiry, all of the issued shares of Bonso Investment owned by Bonso Electronics are owned beneficially by Bonso Electronics, and all of the issued shares of Bonso Technology and Bonso Electronics owned by BEII are owned beneficially by BEII. To the best of our knowledge and after reasonable inquiry with the respective directors and shareholders of the companies, none of the said shares is subject to mortgage, pledge, lien, encumbrance, charge or adverse claim.

     (7) To the best of our knowledge and after reasonable inquiry:

          (i) Anthony SO Hung Gun owns (a) one share in each of Bonso Technology and Bonso Electronics in trust for BEII, (b) one share in Bonso Investment in trust for Bonso Electronics.

          (ii) All of such shares have been duly authorised and legally issued and are fully paid and legally and properly held by Anthony SO Hung Gun in trust respectively for BEII and for Bonso Electronics as respective beneficial owners thereof.

     (8) To the best of our knowledge and after reasonable inquiry with the respective directors and shareholders of the companies, we are not aware of any facts or circumstances which may render the conduct of the business of Bonso Electronics, as described in its latest audited financial accounts, and of Bonso Technology and Bonso Investment in violation of each such corporation's articles of association or any agreement, instrument, order, writ, judgement or decree to which such corporation is a party or subject.

     (9) To the best of our knowledge and after reasonable inquiry with the respective directors and shareholders of the companies, we are not aware of any facts or circumstances which may render the conduct of the business of Bonso Electronics, Bonso Technology and Bonso Investment as described in the
Registration Statement in breach of any material Hong Kong Special Administrative Region governmental approvals, permits, authorisations, or other actions in connection with the conduct of such business.

     (10) To the best of our knowledge and after reasonable inquiry, the descriptions in the Registration Statement of Hong Kong Special Administrative Region statutes, Hong Kong Special Administrative Region legal and governmental proceedings and applicable Hong Kong Special Administrative Region laws accurately and fairly represent the information required to be shown.

     (11) We have no reason to believe that the Registration Statement (except that we do not express any opinion as to the financial statements and other financial data included therein) contains any untrue statement of material fact required to be stated therein or omits any material fact necessary to make the statements therein not misleading.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the headings "Legal Matters", "Enforceability of Certain Civil Liabilities and Certain Foreign Issuer Considerations", "Business Certain Foreign Issuer Considerations", "Risk Factors-Country Risks, Service and Enforcement of Legal Process" in the Prospectus included in the Registration Statement.

This opinion is addressed to the addressees on the basis that none of them will, without our prior written consent, release the same to any person other than its officers, staff and such advisers as in the ordinary course of business are required to have access to its papers and records in connection with the Registration Statement and on the basis that they will similarly make no further disclosure. It may not be relied upon by the addressees for an purpose other than in connection with the said proposed public offering and the Registration Statement. With the exception of the filing of this opinion with the United States Securities and Exchange Commission and the references to our firm in the Prospectus included in the Registration Statement to which we have given our express consent in the immediately preceding paragraph, this opinion is not to be quoted or referred to in any other public documents or filed with any other government agency or other persons without our express written consent. In addition, this opinion is limited strictly to matters stated herein and is not to be read as extending by implication to any other matter not specifically referred to herein.


Yours faithfully,

WONG & FOK
per:


/s/ Woo-ping FOK
----------------
WP/ff